EXHIBIT 99.1

Notice to Directors and Executive Officers

By notice dated September 8, 2005, we advised you that:

(i)	the Employees’ Savings Plan, the Employee Stock Ownership Plan and the Supplemental Savings Plan (collectively, the “Plans”) of The Gillette Company (“Gillette”) would be closed for participant transactions for a period of time (the “Blackout Period”) around the closing of the merger between Gillette and The Procter & Gamble Company (“P&G”) in order for the Plans’ administrator, Fidelity Investments (“Fidelity”), to clear all pending trades, determine all final share balances, and process the exchange of Gillette securities for P&G securities pursuant to the Agreement and Plan of Merger, dated as of January 27, 2005, among P&G, Aquarium Acquisition Corp. and Gillette; and

(ii)	you would be unable to trade in Gillette or P&G common stock or derivatives during the Blackout Period by virtue of Section 306 of the Sarbanes-Oxley Act of 2002.

When we issued the September 8th notice, we could not provide you with the exact dates of the Blackout Period because the closing date of the merger was not then known. But now that the FTC has cleared the merger, and the effective date of the merger is known, we can advise you that the Blackout Period will begin on and include Friday, September 30, 2005, and is expected to end at the close of the business day on Wednesday, October 5, 2005. Plan participants have also been informed of the expected length of the Blackout Period pursuant to the notice attached hereto as Exhibit A.

Please note that these dates are based upon our best estimate of the time necessary for Fidelity to administer to the Plans. If the duration of the Blackout Period should change, we will, if feasible, provide you with updated information. In any event, we will notify you as soon as the Blackout Period has ended.

If you have any questions about this notice, please contact Peter M. Green, Secretary, The Gillette Company, Prudential Tower Building, Boston, MA 02199 (telephone (617) 421-7511) or Carol Fischman, Assistant Secretary, The Gillette Company, Prudential Tower Building, Boston, MA 02199 (telephone (617) 421-7857).

EXHIBIT A

Re: Important announcement concerning the P&G merger and impact of the trading blackout on your accounts in the Employees' Savings Plan, Supplemental Savings Plan and ESOP

By notice dated September 1, 2005, we advised you that, around the time of the merger, there will be a blackout of plan transactions involving Company stock. At that time, we did not know when the merger would take place. Now that the FTC has cleared the merger and the effective date of the merger is known, we can update you on the dates of the blackout period.

The blackout period will start on and include Friday September 30, 2005 and is expected to end at the close of the business day on Wednesday October 5, 2005. That means transactions involving Company stock in your plan accounts should resume on Thursday, October 6, 2005.

Please note that these dates are based upon our best estimate of the time necessary to complete the conversion of accounts. If the date the blackout period ends should change, we will provide updated information, if it is feasible to do so.

During this Blackout Period, you will NOT have the ability to make or request certain transactions that involve the Gillette Company Stock Fund, including the following:

  You may not initiate loans, exchanges, withdrawals, or distributions involving the Gillette Company Stock Fund within the Employees’ Savings Plan or Supplemental Savings Plan.
  However, you may continue to request transactions that do not involve the Gillette Company   Stock Fund.
  Any loans, exchanges, withdrawals or distribution transactions that were requested by participants in the Employees’ Savings Plan, Supplemental Savings Plan and ESOP, but not processed by the end of business 4:00 PM (EST) on Thursday, September 29, 2005 will be cancelled automatically. (Please note that the entire transaction will be cancelled, not just the portion involving the Gillette Company Stock Fund.)
  Fidelity will attempt to notify you by telephone if your requested transaction was not processed   due to the conversion, so that you can decide whether you wish to request the transaction again once the conversion is complete.
  Any outstanding "real time trading" buy or sell orders for Gillette stock will be cancelled automatically as of 4:00 PM (EST) on Thursday, September 29, 2005.

At the end of the blackout period, the P&G Company Stock Fund will open as a replacement for the Gillette Company Stock Fund under the Employees’ Savings Plan, Supplemental Savings Plan and ESOP.

This stock conversion will be reflected as an "exchange" on your account statement and will happen automatically. You do not need to take any action. Also, any future contributions and loan repayments which were directed to the Gillette Company Stock Fund will be directed automatically to the new Procter & Gamble Company Stock Fund.

Edward E. Guillet
 Chairman, Employees’ Savings Plan Committee